Exhibit 10.1

GOLD KIST INC.

2004 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

GOLD KIST INC.

2004 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. PURPOSE. The purpose of the Gold Kist Inc. 2004 Non-Employee Directors Compensation Plan is to attract, retain and compensate highly-qualified individuals who are not employees of Gold Kist Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with competitive compensation and an ownership interest in the Stock of the Company. The Company intends that the Plan will benefit the Company and its stockholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s stockholders.

1.2. ELIGIBILITY. Non-Employee Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Annual Retainer” means the Base Quarterly Retainers and the Supplemental Quarterly Retainers for a Plan Year.

“Base Quarterly Retainer” means the quarterly retainer (excluding meeting fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.1 hereof for service as a director of the Company (i.e., excluding any Supplemental Quarterly Retainer), as such amount may be changed from time to time.

“Board” means the Board of Directors of the Company.

“Company” means Gold Kist Inc., a Delaware corporation.

“Deferred Stock Units” represent the right to receive shares of Stock on a designated future date or dates, as provided in Article 7 of the Plan. Each Deferred Stock Unit represents the right to receive one share of Stock in the future.

“Effective Date” has the meaning set forth in Section 10.5 of the Plan.

“Election Form” means a form approved by the Board pursuant to which a Non-Employee Director elects to defer some or all of his or her Annual Retainer.

“Eligible Participant” means any person who is a Non-Employee Director on the Effective Date or becomes a Non-Employee Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.

“Fair Market Value”, on any date, has the meaning given such term in the Equity Incentive Plan.

“Equity Incentive Plan” means the Gold Kist Holdings Inc. 2004 Long-Term Incentive Plan, or any subsequent equity compensation plan approved by the Company’s stockholders Board and designated as the Equity Incentive Plan for purposes of this Plan.

“Non-Employee Director” means a director of the Company who is not an employee of the Company or of any of its subsidiaries or affiliates.

“Plan” means this Gold Kist Inc. 2004 Non-Employee Directors Compensation Plan, as amended from time to time.

“Plan Quarter” means each of the three-month quarterly periods within each Plan Year.

“Plan Year” means the twelve-month period ending on the last day of the calendar month in which the annual meeting of stockholders is held in each year; provided that the first Plan Year for purposes of the Plan will be the period of more or less than twelve-months which begins on first day of the month following the month in which the Effective Date occurs and ends on the last day of the calendar month in which the first annual meeting of stockholders occurs.

“Restricted Stock” means shares of Stock that are subject to certain restrictions and to risk of forfeiture.

“Stock” means the common stock, par value $0.01 per share, of the Company and such other securities of the Company as may be substituted for Stock pursuant to the Equity Incentive Plan.

“Supplemental Quarterly Retainer” means the quarterly retainer (excluding meeting fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.2 hereof, as such amount may be changed from time to time.

ARTICLE 3

ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s certificate of incorporation or otherwise.

3.3. INDEMNIFICATION. Each person who is or has been a member of the Board or who otherwise participates in the administration or operation of this Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification to which any such person may be entitled under the Company’s certificate of incorporation, bylaws, contract or Delaware law.

ARTICLE 4

SHARES

4.1. SOURCE OF SHARES FOR THE PLAN. The Deferred Stock Units and shares of Stock that may be issued pursuant to the Plan shall be issued under the Equity Incentive Plan, subject to all of the terms and conditions of the Equity Incentive Plan. Any such awards shall be governed by and construed in accordance with the Equity Incentive Plan and the terms contained in the Equity Incentive Plan are incorporated into and made a part of this Plan with respect to such awards. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the equity awards described herein.

ARTICLE 5

CASH COMPENSATION

5.1. BASE QUARTERLY RETAINER. Each Eligible Participant shall be paid a Base Quarterly Retainer for service as a director during each Plan Quarter. The amount of the Base Quarterly Retainer shall be established from time to time by the Board. Until changed by the Board, the Base Quarterly Retainer shall be $8,750 for each Non-Employee Director. A pro-rata Base Quarterly Retainer will be paid to any Eligible Participant who joins the Board on a date other than the beginning of a Plan Quarter, based on the number of full months between the date such Non-Employee Director joined the Board and the first day of the following Plan Quarter.

5.2. SUPPLEMENTAL QUARTERLY RETAINER. Any Non-Employee Director who serves as the chair of the Board of Directors or the chair of the Audit Committee of the Board shall be paid a Supplemental Quarterly Retainer, payable at the same time as the Base Quarterly Retainer is paid. The amount of the Supplemental Quarterly Retainer shall be established from time to time by the Board. Until changed by the Board, the Supplemental Quarterly Retainer for a full Plan Quarter shall be as follows:

Chair of the Board of Directors	$1,250
Chair of the Audit Committee	$1,250

A prorata Supplemental Quarterly Retainer will be paid to any Non-Employee Director who acquires either of these roles on a date other than the beginning of a Plan Quarter, based on the number of full calendar months served in such position during the Plan Quarter.

5.3. MEETING FEES. Each Non-Employee Director shall be paid a meeting fee for each meeting of the Board or committee thereof he or she attends; provided, however, that if two or more meetings occur on the same day, no more than one meeting fee will be paid for attendance at meetings on that day. The amount of the meeting fees shall be established from time to time by the Board. Until changed by the Board, the meeting fee for attending a meeting of the Board or any committee thereof shall be $1,000 (subject to the provision in the first sentence of this Section regarding multiple meetings attended on a single day).

5.4. EXPENSE REIMBURSEMENT. All Non-Employee Directors shall be reimbursed for reasonable travel and other expenses (including spouse’s expenses to attend events to which spouses are invited) in connection with service as a director and attendance at meetings of the Board and its committees, or other Company functions in which the Chair or the Chief Executive Officer requests the Non-Employee Director to participate. If the travel expense is related to the reimbursement of commercial airfare, such reimbursement will not exceed business-class rates. If the travel expense is related to reimbursement of non-commercial air travel, such reimbursement shall not exceed the rate for comparable travel by means of commercial airlines.

5.5. INSURANCE. The Company shall maintain director’s and officer’s liability insurance with reputable carriers of at least $50 million.

ARTICLE 6

EQUITY COMPENSATION

6.1. STOCK GRANTS

(a) Initial Grant of Restricted Stock. Following the initial public offering of the Company’s Stock, and effective as of a date specified by the Board, each Eligible Participant in service on that date will receive an award of Restricted Stock. The number of shares so awarded to each Eligible Participant shall be determined by dividing $35,000 by the Fair Market Value per share as of the date of grant and rounding up to the nearest whole share. Such shares of Restricted Stock shall be subject to such restrictions and risk of forfeiture as determined by the Board, and shall be granted under and pursuant to the terms of the Equity Incentive Plan, and shall be subject to share availability under the Equity Incentive Plan.

(b) Annual Grant of Common Stock. On the day following the first annual meeting of the Company’s stockholders, and on the day following each subsequent annual meeting of the Company’s stockholders, each Eligible Participant in service on that date will receive an award of Stock, which shall be fully vested shares, or, if the Board so determines, shall be Restricted Stock subject to restrictions and to risk of forfeiture as determined by the Board. The number of shares so awarded to each Eligible Participant shall be determined by dividing $35,000 by the Fair Market Value per share as of the date of grant and rounding up to the nearest whole share. Such shares of Stock shall be granted under and pursuant to the terms of the Equity Incentive Plan, and shall be subject to share availability under the Equity Incentive Plan.

ARTICLE 7

DEFERRAL OF COMPENSATION

7.1. ELECTION TO DEFER ANNUAL RETAINER.

(a) Timing and Manner of Deferral Election. A Non-Employee Director may elect to defer some or all of his or her Annual Retainer, by conversion to Deferred Stock Units in accordance with this Article 7. A Non-Employee Director who wishes to receive Annual Retainer for a Plan Year in the form of Deferred Stock Units must irrevocably elect to do so by delivering a valid Election Form to the Board or the plan administrator prior to the beginning of such Plan Year or within 30 days after a Non-Employee Director first joins the Board. A Non-Employee Director’s participation in this Section 7.1 of the Plan will be effective as of the first day of the Plan Year beginning after the Board or the plan administrator receives the Non-Employee Director’s Election Form (or as of the next Plan Quarter in the case of a Non-Employee Director making such election within 30 days after first joining the Board). The deferral Election Form signed by the Non-Employee Director will be irrevocable for the coming Plan Year (or Plan Quarter, if applicable). However, prior to the commencement of the following Plan Year, a Non-Employee Director may change his or her election for future Plan Years by executing and delivering a new Election Form indicating a different choice. If a Non-Employee Director fails to deliver a new Election Form prior to the commencement of the new Plan Year, his or her Election Form in effect during the previous Plan Year shall continue in effect during the new Plan Year.

(b) Crediting and Settlement of Deferred Stock Units. The number of Deferred Stock Units into which deferred Annual Retainer shall be converted shall be determined by dividing the dollar amount of the Annual Retainer elected to be deferred by the Fair Market Value per share of the Stock on the first day of the applicable Plan Year (or Plan Quarter, in the case of new participants). Such Deferred Stock Units shall be credited to a bookkeeping account maintained by the Company on behalf of the Non-Employee Director and shall be settled in (converted to) shares of Stock on the earlier of (i) a date designated by the Non-Employee Director in his or her Election Form, which shall be at least two (2) years after the election date, or (ii) six (6) months after the Non-Employee Director’s separation from of service as a director of the Company (in any capacity). No shares of Stock will be issued until the settlement date, at which time the Company agrees to issue shares of Stock to the Non-Employee Director (at the conversion rate of one share of Stock for each Deferred Stock Unit).

(c) Partial Deferrals. If a Non-Employee Director elects to defer less than 100% of his or her Annual Retainer for a Plan Year, his or her Base and Supplemental Quarterly Retainers for that Plan Year will be reduced by an appropriate percentage.

7.2. RESTRICTIONS ON TRANSFER. Deferred Stock Units granted pursuant to this Article 7 may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company, or be subjected to any lien, obligation or liability of the grantee to any other party other than the Company.

7.3. RIGHTS AS STOCKHOLDER. A Non-Employee Director shall not have voting, dividend or any other rights as a stockholder of the Company with respect to the Deferred Stock Units. Upon conversion of the Deferred Stock Units into shares of Stock, the Non-Employee Director will obtain full voting, dividend and other rights as a stockholder of the Company.

7.4. AWARD CERTIFICATES. All awards of Deferred Stock Units shall be evidenced by a written Award Certificate between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan or the Equity Incentive Plan, as may be specified by the Board.

ARTICLE 8

STOCK OWNERSHIP AND RETENTION

8.1. STOCK OWNERSHIP REQUIREMENTS. In order to more closely align the interests of Non-Employee Directors with those of the Company’s stockholders, each Non-Employee Director is required to retain throughout his or her service on the Board at least 50% of any shares of Stock received as compensation for Board service.

ARTICLE 9

AMENDMENT, MODIFICATION AND TERMINATION

9.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may terminate or suspend the Plan at any time, without stockholder approval. The Board may amend the Plan at any time and for any reason without stockholder approval; provided, however, that the Board may condition any amendment on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. Except as provided in Section 10.1, no termination, modification or amendment of the Plan may, without the consent of a Non-Employee Director, adversely affect a Non-Employee Director’s rights under an award granted prior thereto.

ARTICLE 10

GENERAL PROVISIONS

10.1. ADJUSTMENTS. The adjustment provisions of the Equity Incentive Plan shall apply with respect to awards of Deferred Stock Units outstanding or to be granted pursuant to this Plan.

10.2. DURATION OF THE PLAN. The Plan shall remain in effect through the Plan Year ending in 2014, unless terminated earlier by the Board.

10.3. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

10.4. STATUS OF THE PLAN. The provisions of Article 7 of the Plan are intended to be a nonqualified, unfunded plan of deferred compensation under the Internal Revenue Code of 1986, as amended. Plan benefits shall be paid from the general assets of the Company or as otherwise directed by the Company. A participant shall have the status of a general unsecured creditor of the Company with respect to his or her right to receive Stock or other payment upon settlement of the Deferred Stock Units granted under the Plan. No right or interest in the Deferred Stock Units shall be subject to the claims of creditors of the Non-Employee Director or to liability for the debts, contracts or engagements of the Non-Employee Director, or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Plan shall prevent transfers by will or by the applicable laws of descent and distribution. To the extent that any participant acquires the right to receive payments under the Plan (from whatever source), such right shall be no greater than that of an unsecured general creditor of the Company. Participants and their beneficiaries shall not have any preference or security interest in the assets of the Company other than as a general unsecured creditor.

10.5. EFFECTIVE DATE. The Plan was originally adopted by the Board on October 20, 2004, and became effective on that date (the “Effective Date”).

GOLD KIST INC.

By:	/s/ J. David Dyson
General Counsel